Exhibit 10.16

August 22, 2023

APx Acquisition Corp. I

Juan Salvador Agraz 65

Contadero, Cuajimalpa de Morelos

05370, Mexico City, Mexico

Gentlemen,

Reference is made to that certain (i) engagement letter between EarlyBirdCapital, Inc. (“EBC”) and APx Acquisition Corp. I (the “Company”) dated October 17, 2022 (the “Placement Engagement Letter”) and (ii) business combination marketing agreement between EBC and the Company dated October 17, 2022 (the “BCMA”).

1.	EBC and the Company hereby agree that the Placement Engagement Letter is terminated; provided that the provisions concerning confidentiality, indemnification and contribution shall survive the termination provided for herein.

2.	EBC and the Company hereby agree that the BCMA is amended as follows:

a.	The term “Target” as defined in the introductory paragraph of the BCMA shall hereafter refer to any target business with which the Company seeks to consummate a Business Combination (as defined in the BCMA).

b.	Section 1(b) of the BCMA is hereby amended and restated to read:

“As compensation for the foregoing services, the Company will pay the Advisor a cash fee equal to $2,000,000 upon the closing (the “Closing”) of the Business Combination (“Transaction Fee”). The Company shall have the right, but not the obligation, to pay up to $500,000 of the Transaction Fee in ordinary shares of the Company (or the publicly held company resulting from the Business Combination if not the Company) on the six- month anniversary of the Closing. Any shares issued as payment for the Transaction Fee in accordance with the preceding sentence shall be valued at the volume weighted average price of the Company’s ordinary shares for the ten trading days immediately preceding the six month anniversary of the Closing. Such shares shall either be registered upon issuance and be freely tradable or the Company (or the publicly held company resulting from the Business Combination if not the Company) shall register the resale of such shares on a new registration statement within 10 days of the Closing.”

c.	Section 12 of the BCMA is hereby amended and restated to read:

“This Agreement may not be assigned by either party without the written consent of the other. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns. For the avoidance of doubt, any Target with which the Company consummates a Business Combination, and any publicly held company resulting from the Business Combination, shall be deemed to be successors of the Company and all obligations of the Company under this Agreement shall be assumed by such other entities upon Closing.”

August 22, 2023

3.	The BCMA shall remain in full force and effect except as expressly amended by this letter agreement. Upon the execution and delivery hereof, the BCMA shall thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the BCMA, and this letter agreement and the BCMA shall henceforth be read, taken and construed as one and the same instrument.

4.	This BCMA Amendment shall be construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of laws principles thereof.

Please confirm the Company’s agreement by signing in the space provided below.

Very truly yours,

EARLYBIRDCAPITAL, INC.

By:
Name:
Title:

Accepted and agreed to as of the date set forth above:

APX ACQUISITION CORP. I

By:	/s/ Daniel Braatz
Name:	Daniel Braatz
Title:	CEO and Chairman of the Board